News Release

Cenveo Announces Fourth Quarter
and Full Year 2015 Results

Sale of Packaging Business Closed in January 2016
Net Sales of $479.0 million in Q4 2015
Adjusted EBITDA of $44.1 million in Q4 2015, up 32.5% from Q4 2014

STAMFORD, CT – (February 17, 2016) - Cenveo, Inc. (NYSE: CVO) today announced results for the three and twelve months ended January 2, 2016. The reported results exclude the operating results of our Packaging operating segment as well as our one top-sheet lithographic print operation, collectively referred to as our Packaging Business, as it has been classified in our consolidated financial statements as discontinued operations. During the first quarter of 2016, we completed the sale of our Packaging Business.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"We are very pleased with our fourth quarter operating results, in which we experienced solid revenue performance, increased our operating income and improved Adjusted EBITDA as expected. We also completed one of our strategic alternatives with the sale of our Packaging Business, which officially closed in January. Our envelope business continued to deliver margin expansion driven by strong direct mail volumes and the benefits of the cost actions that we completed in 2014. This performance allowed the Company to deliver Adjusted EBITDA growth of over 32% for the fourth quarter compared with the same period in 2014."

Results of Operations Overview:
The Company generated net sales of $479.0 million for the three months ended January 2, 2016, compared with $453.5 million for the same period last year, an increase of 5.6%. The fourth quarter of 2015 included an extra week versus the fourth quarter of 2014.  We estimate the impact of this week was approximately $20 million to our consolidated net sales.  We experienced strong sales performance in all three of our operating segments during the fourth quarter, particularly in our print business, driven by new account wins. The Company generated net sales of $1.74 billion for the year ended January 2, 2016, compared with $1.76 billion for the prior year, a decline of 1.1%. The decline in net sales for the year is primarily attributable to decreased capacity in our envelope business due to the closure and consolidation related to the National

Envelope integration during 2014, partially offset by one extra week in the full year 2015 versus the full year 2014, price increases and product mix changes with certain envelope customers.

Operating income was $24.8 million for the three months ended January 2, 2016, compared to operating income of $11.2 million for the same period last year, an improvement of 121.0%. Operating income was $83.8 million for the year ended January 2, 2016, compared to operating income of $42.8 million for the prior year, an improvement of 95.9%. Operating income in 2014 was impacted by expenses associated with the closure and consolidation of several envelope facilities related to the integration of the National Envelope assets, which along with the price increases realized from certain customers, primarily resulted in significant operating margin improvement and manufacturing efficiencies in 2015. Non-GAAP operating income was $27.6 million for the three months ended January 2, 2016, compared to income of $21.1 million for the same period last year, and income of $105.1 million for the year ended January 2, 2016, compared to income of $86.0 million for the prior year. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

For the three months ended January 2, 2016, the Company had a loss from continuing operations of $4.4 million, or $0.06 per diluted share, compared to a loss of $23.4 million, or $0.34 per diluted share, for the same period last year. For the year ended January 2, 2016, the Company had a loss from continuing operations of $19.5 million, or $0.29 per diluted share, compared to a loss of $95.1 million, or $1.42 per diluted share, for the prior year. The improvement was primarily due to significant operating margin improvement and efficiencies resulting from the National Envelope asset integration, as well as lower restructuring charges. Additionally in 2014, we incurred a $27.4 million debt extinguishment charge in connection with the debt refinancing that was completed in June 2014. Non-GAAP income from continuing operations was $5.7 million, or $0.06 per diluted share, for the three months ended January 2, 2016, compared to non-GAAP loss from continuing operations of $5.4 million, or $0.08 per diluted share, for the same period last year. For the year ended January 2, 2016, non-GAAP income from continuing operations was $10.7 million, or $0.12 per diluted share, compared to a loss of $21.8 million, or $0.33 per diluted share, for the prior year. A reconciliation of loss from continuing operations to non-GAAP income (loss) from continuing operations is presented in the attached tables.

Adjusted EBITDA was $44.1 million and $33.3 million for the three months ended January 2, 2016 and December 27, 2014, respectively, an improvement of 32.5%. The increase over the prior year quarter is primarily attributable to the improvement of our envelope operations subsequent to the prior year consolidation efforts and operating improvements from our print operations. For the year ended January 2,

2016, Adjusted EBITDA was $158.0 million, compared to $139.4 million for the prior year, an improvement of 13.3%. The increase is primarily attributable to the improvement of our envelope operations subsequent to the prior year consolidation efforts and continued operating improvements in our label product lines, partially offset by a decline in our print operations due to product mix and continued price pressure. A reconciliation of net loss to Adjusted EBITDA is presented in the attached tables.

Cash flow provided by operating activities for the year ended January 2, 2016 was $32.2 million, compared to $23.9 million for the prior year. This improvement was primarily driven by the improvement in our operating results, lower contributions to post-retirement plans, partially offset by a net use of cash from working capital as compared to the prior year.

NYSE Communication:
On February 11, 2016, we received a notice from the NYSE that we do not presently satisfy the NYSE’s continued listing standard requiring our average market capitalization to not be less than $50 million over a 30 trading-day period while stockholders’ equity is less than $50 million. The notice has no immediate impact on the listing of our common stock. It also does not affect our ongoing business operations or our Securities and Exchange Commission reporting requirements. In accordance with the NYSE rules, we intend to submit to the NYSE a business plan demonstrating how we intend to return to compliance with the market capitalization standards within 18 months of receipt of the notice. The NYSE will review that plan and determine whether we have made a reasonable demonstration of an ability to achieve compliance on the market capitalization standard. If the NYSE accepts our plan, the common stock will continue to be listed and traded on the NYSE during that 18-month period, subject to our compliance with other continued listing standards.

Robert G. Burton, Sr., Chairman and Chief Executive Officer concluded:
"As we turn our focus to 2016, we are looking forward to building upon the operating momentum that we built in 2015. We will look to continue to improve our margins and drive stronger cash flow. We are currently working to address and improve our capital structure, and we look forward to sharing our plans with our investors at the appropriate time. We have high expectations for 2016 and we believe that we are on the right path for continued improvement. I look forward to discussing our 2016 financial guidance on our conference call tomorrow."

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, February 18, 2016 at 9:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Consolidated Statement of Comprehensive Income (Loss) (in thousands, except per share data) (unaudited)

	For the Three Months Ended		For the Years Ended
	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014
Net sales	$478,960	$453,522	$1,741,779	$1,761,315
Cost of sales	400,872	388,858	1,450,876	1,491,488
Selling, general and administrative expenses	50,190	48,160	186,749	196,343
Amortization of intangible assets	2,029	1,885	7,785	9,184
Restructuring and other charges	1,047	3,388	12,576	21,526
Operating income	24,822	11,231	83,793	42,774
Interest expense, net	24,804	26,121	100,805	106,661
Loss (gain) on early extinguishment of debt, net	693	(329)	1,252	27,449
Other (income) expense, net	(2,423)	270	(3,196)	(442)
Income (loss) from continuing operations before income taxes	1,748	(14,831)	(15,068)	(90,894)
Income tax expense	6,113	8,567	4,393	4,159
Loss from continuing operations	(4,365)	(23,398)	(19,461)	(95,053)
(Loss) income from discontinued operations, net of taxes	(13,159)	4,899	(11,390)	11,190
Net loss	(17,524)	(18,499)	(30,851)	(83,863)
Other comprehensive loss:
Changes in pension and other employee benefit accounts, net of taxes	(7,555)	(58,016)	(3,438)	(56,576)
Currency translation adjustment	(1,163)	(987)	(4,295)	(1,321)
Total other comprehensive loss	(8,718)	(59,003)	(7,733)	(57,897)
Comprehensive loss	$(26,242)	$(77,502)	$(38,584)	$(141,760)

(Loss) income per share – basic:
Continuing operations	$(0.06)	$(0.34)	$(0.29)	$(1.42)
Discontinued operations	(0.20)	0.07	(0.16)	0.17
Net loss	$(0.26)	$(0.27)	$(0.45)	$(1.25)

(Loss) income per share – diluted:
Continuing operations	$(0.06)	$(0.34)	$(0.29)	$(1.42)
Discontinued operations	(0.20)	0.07	(0.16)	0.17
Net loss	$(0.26)	$(0.27)	$(0.45)	$(1.25)

Weighted average shares outstanding:
Basic	67,874	67,680	67,832	66,952
Diluted	67,874	67,680	67,832	66,952

CENVEO, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Years Ended
	2015	2014
Cash flows from operating activities:
Net loss	$(30,851)	$(83,863)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss (gain) on sale of discontinued operations, net of taxes	13,644	(2,519)
Income from discontinued operations, net of taxes	(2,254)	(8,671)
Depreciation	41,904	43,786
Amortization of intangible assets	7,785	9,184
Non-cash interest expense, net	10,057	9,768
Deferred income taxes	2,742	2,703
(Gain) loss on sale of assets	(5,356)	78
Non-cash restructuring and other charges, net	5,936	4,904
Loss on early extinguishment of debt, net	1,252	27,449
Provisions for bad debts	2,567	1,634
Provisions for inventory obsolescence	2,359	10,744
Stock-based compensation provision	1,636	2,420
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	(3,953)	(7)
Inventories	(5,130)	12,906
Accounts payable and accrued compensation and related liabilities	(16,363)	(5,144)
Other working capital changes	3,103	4,272
Other, net	(12,852)	(23,246)
Net cash provided by operating activities of continuing operations	16,226	6,398
Net cash provided by operating activities of discontinued operations	15,968	17,517
Net cash provided by operating activities	32,194	23,915
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(1,996)	—
Capital expenditures	(25,928)	(32,322)
Purchase of investment	—	(2,000)
Proceeds from sale of property, plant and equipment	8,558	3,766
Proceeds from sale of assets	2,180	—
Net cash used in investing activities of continuing operations	(17,186)	(30,556)
Net cash used in investing activities of discontinued operations	(2,282)	(2,712)
Net cash used in investing activities	(19,468)	(33,268)
Cash flows from financing activities:
Proceeds from issuance of 6.000% senior secured priority notes due 2019	—	540,000
Proceeds from issuance of 8.500% junior secured priority notes due 2022	—	250,000
Payment of financing related costs and expenses and debt issuance discounts	(1,596)	(37,994)
Proceeds from issuance of other long-term debt	12,500	—
Repayments of other long-term debt	(16,545)	(7,695)
Repayment of 11.5% senior notes due 2017	(22,720)	(2,680)
Repayment of 8.500% junior secured priority notes due 2022	—	(2,000)
Purchase and retirement of common stock upon vesting of RSUs	(216)	(562)
Repayment of 15% Unsecured Term Loan due 2017	—	(10,000)
Proceeds from exercise of stock options	—	20
Repayment of Term Loan Facility due 2017	—	(329,100)
Repayment of 8.875% senior second lien notes due 2018	—	(400,000)
Borrowings under ABL Facility due 2017	468,300	520,100
Repayments under ABL Facility due 2017	(454,800)	(506,800)
Net cash (used in) provided by financing activities of continuing operations	(15,077)	13,289
Net cash used in financing activities of discontinued operations	(473)	(798)
Net cash (used in) provided by financing activities	(15,550)	12,491
Effect of exchange rate changes on cash and cash equivalents	(1,213)	126
Net (decrease) increase in cash and cash equivalents	(4,037)	3,264
Cash and cash equivalents at beginning of period	14,593	11,329
Cash and cash equivalents at end of period	10,556	14,593
Less cash and equivalents of discontinued operations	(2,771)	(2,021)
Cash and cash equivalents of continuing operations at end of period	$7,785	$12,572

Cenveo, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands) (unaudited)

	2015	2014

Assets
Current assets:
Cash and cash equivalents	$7,785	$12,572
Accounts receivable, net	254,042	252,555
Inventories	121,615	118,891
Prepaid and other current assets	44,620	47,328
Assets of discontinued operations - current	48,566	52,569
Total current assets	476,628	483,915

Property, plant and equipment, net	210,578	227,823
Goodwill	175,338	175,542
Other intangible assets, net	130,450	138,019
Other assets, net	24,070	23,809
Assets of discontinued operations - long-term	62,851	86,613
Total assets	$1,079,915	$1,135,721

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$5,373	$3,872
Accounts payable	200,120	213,040
Accrued compensation and related liabilities	31,961	35,055
Other current liabilities	86,703	84,777
Liabilities of discontinued operations - current	22,268	24,203
Total current liabilities	346,425	360,947

Long-term debt	1,203,250	1,206,508
Other liabilities	198,926	197,421
Liabilities of discontinued operations - long-term	1,153	3,520
Commitments and contingencies
Shareholders’ deficit:
Preferred stock, $0.01 par value; 25 shares authorized, no shares issued	—	—
Common stock, $0.01 par value; 100,000 shares authorized, 67,874 and 67,682 shares issued and outstanding as of the years ended 2015 and 2014, respectively	679	677
Paid-in capital	371,646	370,228
Retained deficit	(936,234)	(905,383)
Accumulated other comprehensive loss	(105,930)	(98,197)
Total shareholders’ deficit	(669,839)	(632,675)
Total liabilities and shareholders’ deficit	$1,079,915	$1,135,721

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (unaudited)

	For the Three Months Ended		For the Years Ended
	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014

Operating income	$24,822	$11,231	$83,793	$42,774
Integration, acquisition and other charges	1,608	6,064	7,095	19,281
Stock-based compensation provision	155	449	1,636	2,420
Restructuring and other charges	1,047	3,388	12,576	21,526
Non-GAAP operating income	$27,632	$21,132	$105,100	$86,001

Cenveo, Inc. and Subsidiaries
Reconciliation of Loss from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Years Ended
	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014

Loss from continuing operations	$(4,365)	$(23,398)	$(19,461)	$(95,053)
Integration, acquisition and other charges	1,608	6,064	7,095	19,281
Stock-based compensation provision	155	449	1,636	2,420
Restructuring and other charges	1,047	3,388	12,576	21,526
Loss (gain) on early extinguishment of debt, net	693	(329)	1,252	27,449
Income tax expense	5,586	8,438	3,656	2,556
Interest expense on 7% Notes, net of taxes	977	—	3,908	—
Non-GAAP income (loss) from continuing operations	$5,701	$(5,388)	$10,662	$(21,821)

(Loss) income per share – diluted:
Continuing operations	$(0.05)	$(0.34)	$(0.22)	$(1.42)
Integration, acquisition and other charges	0.02	0.08	0.08	0.29
Stock-based compensation provision	—	0.01	0.02	0.03
Restructuring and other charges	0.01	0.05	0.15	0.32
Loss (gain) on early extinguishment of debt, net	0.01	—	0.01	0.41
Income tax expense	0.06	0.12	0.04	0.04
Interest expense on 7% Notes, net of taxes	0.01	—	0.04	—
Non-GAAP income (loss) from continuing operations	$0.06	$(0.08)	$0.12	$(0.33)

Weighted average shares - diluted	87,980	67,680	87,938	66,952

Cenveo, Inc. and Subsidiaries Reconciliation of Net Loss to Adjusted EBITDA (in thousands) (unaudited)

	For the Three Months Ended		For the Years Ended
	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014

Net loss	$(17,524)	$(18,499)	$(30,851)	$(83,863)
Interest expense, net	24,804	26,121	100,805	106,661
Income tax expense	6,113	8,567	4,393	4,159
Depreciation	12,027	10,540	41,904	43,786
Amortization of intangible assets	2,029	1,885	7,785	9,184
Integration, acquisition and other charges	1,608	6,064	7,095	19,281
Stock-based compensation provision	155	449	1,636	2,420
Restructuring and other charges	1,047	3,388	12,576	21,526
Loss (gain) on early extinguishment of debt, net	693	(329)	1,252	27,449
Loss (income) from discontinued operations, net of taxes	13,159	(4,899)	11,390	(11,190)
Adjusted EBITDA, as defined	$44,111	$33,287	$157,985	$139,413

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including organic revenue growth, Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP income (loss) from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, impairment of intangible assets, gain on bargain purchase, restructuring and other charges, loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, impairment of intangible assets, gain on bargain purchase, loss on early extinguishment of debt, net, and income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. Organic revenue growth is defined as the growth in net sales, after adjusting for the estimated impact of acquisitions. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of loss from continuing operations to non-GAAP income (loss) from continuing operations, operating income to non-GAAP operating income, and net loss to Adjusted EBITDA is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom boxes, custom labels, shrink sleeve labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
________________________
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings available to us which could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) any failure, interruption or security lapse of our information technology systems; and (xvii) statutory requirements that share repurchases are subject to certain asset sufficiency standards. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.